EX-16(11)(a)

[For Nationwide Letterhead]

July 9, 2012

Board of Trustees
Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

As Assistant Secretary of the Nationwide Mutual Funds, a Delaware statutory trust (the “Trust”), I have assisted in the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended, and this opinion is given in connection with such Registration Statement.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the property, assets and goodwill of, and the assumption of all of the liabilities of, the UBS Global Equity Fund and the UBS High Yield Fund, each a series of The UBS Funds (the “UBS Trust”), by and in exchange for Class A, Class C, and Institutional Class shares (the “Nationwide Fund Shares”) of the Nationwide Global Equity Fund and the Nationwide High Yield Bond Fund, respectively, each a series of the Trust (the “Transaction”).

In connection with my giving this opinion, I have examined: (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of the State of Delaware on October 1, 2004, and amended on April 24, 2007, (ii) the Trust’s Second Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), amended and restated as of June 17, 2009, (iii) the Trust’s Second Amended and Restated Bylaws (“Bylaws”), amended and restated as of June 17, 2009, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, and a Good Standing Certificate, dated July 9, 2012, from the Secretary of State of the State of Delaware, as well as such other legal and factual matters as I have deemed material to this opinion.

This opinion is limited to the federal securities laws of the United States and the Delaware Statutory Trust Act governing the issuance of the shares of the Trust only, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

I have assumed the following for purposes of this opinion:

1.           The Nationwide Fund Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.           The Nationwide Fund Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

Board of Trustees
Nationwide Mutual Funds
July 9, 2012

Based upon the foregoing information and examination, so long as the Trust remains a valid and subsisting statutory trust under the laws of its state of formation, and the registration of an indefinite number of shares of the Trust remains effective, it is my opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Nationwide Fund Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/Allan J. Oster
Allan J. Oster, Esquire
Assistant Secretary, Nationwide Mutual Funds